ARCHER INVESTMENT SERIES TRUST

AMENDMENT TO THE ADMINISTRATION AGREEMENT

THIS AMENDMENT, dated as of the 19th day of May, 2016 to the Administration Agreement, dated as of March 22, 2010 (the "Agreement"), is entered into by and between ARCHER INVESTMENT SERIES TRUST, an Ohio business trust (the “Trust”), and ARCHER INVESTMENT CORPORATION, an Indiana corporation (the “Advisor”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to modify the Exhibit to the Agreement to add a Fund; and

WHEREAS, the Agreement allows for an amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit of the Agreement is hereby superseded and replaced with Amended Exhibit attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ARCHER INVESTMENT SERIES TRUST

ARCHER INVESTMENT CORPORATION

By: /s/ Troy C. Patton

By: /s/ Troy C. Patton

Troy C. Patton, Trustee

Troy C. Patton, President

Dated:

May 19, 2016

Dated: May 19, 2016

EXHIBIT TO THE ADMINISTRATION AGREEMENT

ARCHER INVESTMENT SERIES TRUST

Fund	Administration Fee*
Archer Balanced Fund Archer Stock Fund Archer Income Fund Archer Dividend Growth Fund	0.50% assets under $50 Million 0.07% assets - $50 Million and $100 Million 0.05% of assets - $100 Million and $150 Million 0.03% of assets - over $150 Million (Minimum monthly fee of $2,500)

*Percent of average daily net assets